Camber Energy Inc. - S-8

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 Registration Statement of Camber Energy, Inc. of our report dated July 13, 2016, relating to our audit of the consolidated financial statements of Camber Energy, Inc. (formerly Lucas Energy, Inc.), which appear in the Annual Report on Form 10-K of Camber Energy, Inc. for the year ended March 31, 2016, and our report dated July 19, 2016, related to our audit of the financial statements of revenues and direct operating expenses of the oil and gas properties acquired from Segundo Resources, LLC (the seller representative for various sellers) for the years ended March 31, 2016 and 2015, which appear in the Current Report on Form 8-K/A (Amendment No. 1) of Camber Energy, Inc. filed with the Securities and Exchange Commission on September 27, 2016.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 29, 2017